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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                NUVEEN MISSOURI PREMIUM INCOME MUNICIPAL FUND
-------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.01 par value
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   67060Q
                              ----------------
                               (CUSIP Number)

                              November 30, 2001
-------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [   ]  Rule 13d-1(b)

                  [ X ]  Rule 13d - 1(c)

                  [   ]  Rule 13d-1(d)



                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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------------------                                        -------------------
 CUSIP NO. 67060Q                                          PAGE 2 OF 5 PAGES
------------------                                        -------------------


===============================================================================
    1        NAMES OF REPORTING PERSONS/
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             B. K. Werner
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) / /
                                                                       (b) / /
-------------------------------------------------------------------------------
    3        SEC USE ONLY

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    4        CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
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       NUMBER OF              5     SOLE VOTING POWER

        SHARES

     BENEFICIALLY

       OWNED BY                             221,436

         EACH

       REPORTING

        PERSON

         WITH
                          -----------------------------------------------------
                              6     SHARED VOTING POWER
                                                  - 0 -
                          -----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER
                                                   221,436
                          -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                                  - 0 -
-------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                              221,436
-------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                        / /
-------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  10.14%*
-------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON
                                  IN
===============================================================================




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------------------                                        -------------------
 CUSIP NO. 67060Q                                          PAGE 3 OF 5 PAGES
------------------                                        -------------------




ITEM 1.           (a)      Name of Issuer:

                           Nuveen Missouri Premium Income Municipal Fund

                  (b)      Address of Issuer's Principal Executive Offices:

                           333 West Wacker Drive
                           Chicago, Illinois  60606

ITEM 2.           (a)      Name of Person Filing:

                           B. K. Werner

                  (b) Address of Principal Business Offices or, if none, Residence:

                           c/o Safety National Casualty Corporation
                           2043 Woodland Parkway
                           St. Louis, Missouri  63146

                  (c)      Citizenship:

                           United States

                  (d)      Title of Class of Securities:

                           Common Stock, $.01 par value

                  (e)      CUSIP Number:

                           67060Q

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [   ]    Broker or Dealer registered under
                                    Section 15 of the Act (15 U.S.C. 78o)
                  (b)      [   ]    Bank as defined in Section 3(a)(6) of
                                    the Act (15 U.S.C. 78c)
                  (c)      [   ]    Insurance Company as defined in
                                    Section 3(a)(19) of the Act (15 U.S.C. 78c)
                  (d)      [   ]    Investment Company registered under
                                    Section 8 of the Investment Company Act
                                    of 1940 (15 U.S.C. 80 a-8)
                  (e)      [   ]    An investment adviser in accordance with
                                    240.13d-1(b)(1)(ii)(E)
                  (f)      [   ]    An employee benefit plan or endowment
                                    fund in accordance with Section
                                    240.13d-1(b)(1)(ii)(F)
                  (g)      [   ]    A parent holding company or control
                                    person in accordance with Section
                                    240.13d-1(b)(ii)(G)


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------------------                                        -------------------
 CUSIP NO. 67060Q                                          PAGE 4 OF 5 PAGES
------------------                                        -------------------


                  (h)      [   ]    A savings association as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act (12 U.S.C. 1813)
                  (i)      [   ]    A church plan that is excluded from
                                    the definition of an investment company
                                    under Section 3(c)(14) of the Investment
                                    Company Act of 1940 (15 U.S.C. 80a-3)
                  (j)      [   ]    Group, in accordance with Section
                                    240.13d-1(b)(1)(ii)(J)

                  If this statement is filed pursuant to 240.13d-1(c), check this box [ X ]

ITEM 4.           OWNERSHIP.

                  (a)      Amount Beneficially Owned:

                           221,436

                  (b)      Percent of Class:

                           10.14%*

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    221,436

                           (ii)     Shared power to vote or to direct the vote

                                    - 0 -

                           (iii) Sole power to dispose or to direct the disposition of

                                    221,436

                           (iv) Shared power to dispose or to direct the disposition of

                                    - 0 -


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           N/A



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------------------                                        -------------------
 CUSIP NO. 67060Q                                          PAGE 5 OF 5 PAGES
------------------                                        -------------------


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           N/A

ITEM 10.          CERTIFICATION.

                           By signing below I certify that, to the best of
                  my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

                                                    January 29, 2002
                                          -------------------------------------
                                                          Date

                                                    /s/ B. K. Werner
                                          -------------------------------------
                                                       Signature

                                                     B. K. Werner
                                          -------------------------------------
                                                      Name/Title




---------
*    Computational Note:  Based upon 2,183,078 shares of Nuveen Missouri
     ------------------
     Premium Income Municipal Fund common stock, $.01 par value, issued and outstandingas of May 31, 2001.